Exhibit 99.1

Reinsurance Group of America, Incorporated
16600 Swingley Ridge Road, Chesterfield, Missouri 63017

REINSURANCE GROUP OF AMERICA ELECTS

NEW MEMBER TO BOARD OF DIRECTORS

ST. LOUIS, JANUARY 6, 2021 – Reinsurance Group of America, Incorporated (NYSE: RGA) a leading global life and health reinsurer, today announced the election of Shundrawn A. Thomas to its Board of Directors. Mr. Thomas will begin his service on February 1, 2021. The addition of Mr. Thomas increases the number of RGA directors to 12.

“With more than 25 years in the financial services industry, Shundrawn is a respected and trusted leader with deep experience working with and developing executive leadership teams,” said Anna Manning, President and Chief Executive Officer, RGA. “In addition to his expertise in launching and developing financial services products and investment funds, I am confident his knowledge in guiding diversity-fueled organizational transformation will be incredibly valuable to RGA.”

“I am confident that Shundrawn’s extensive knowledge and experience in the financial services industry will be of great value to the Board,” said J. Cliff Eason, Chair of the Board of Directors. “He is a seasoned professional, whose close work with corporate leadership teams will bring an important perspective to our organization.”

Mr. Thomas is currently a member of the Northern Trust Management Group and serves as President of Northern Trust Asset Management, a leading global investment manager with over $1 trillion in assets under management. In his role, he works closely with the CEO, board, and executive team to develop and refine corporate strategy, business strategy, and governance.

Before becoming Northern Trust Asset Management President, Mr. Thomas served as Executive Vice President, Head of Funds and Managed Accounts, where he oversaw three practice areas, including the startup of FlexShares, the Northern Trust-backed exchange-traded fund suite, which he built de novo. Prior to his current role, Mr. Thomas served as President and Chief Executive of Northern Trust Securities, Inc. (NTSI), a wholly owned subsidiary of Northern Trust Corporation. Mr. Thomas joined Northern Trust in 2004 and shortly after was appointed Head of Corporate Strategy. His earlier career experience includes serving as a vice president at Goldman Sachs, where he managed some of the firm’s largest global fund manager clients. He also held positions in sales, trading, and research at Morgan Stanley.

Mr. Thomas completed his bachelor’s degree in accounting at Florida A&M University, and his MBA from the University of Chicago Booth School of Business. He has also completed executive leadership programs in corporate strategy and corporate governance, at Chicago Booth and University of Notre Dame Mendoza School of Business, respectively. Mr. Thomas was recognized by Savoy Magazine as one of the Most Influential Black Executives in Corporate America and among the 300 Most Powerful Executives in Corporate America by Black Enterprise Magazine.

About RGA

Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.4 trillion of life reinsurance in force and assets of $82.1 billion as of September 30, 2020. Founded in 1973, RGA is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri, and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the company’s website at www.rgare.com.

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FOR MORE INFORMATION:

Lynn Phillips

Vice President, Corporate Communications

636-736-2351

lphillips@rgare.com

Lizzie Curry

Director, Public Relations

636-736-8521

lizzie.curry@rgare.com

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com